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                                                                       EXHIBIT 5
                                                                       ---------

                              PALMER & DODGE LLP
                   One Beacon Street, Boston, MA 02108-3190

Telephone: (617) 573-0100                           Facsimile: (617) 227-4420

                               November 5, 1997

Dataware Technologies, Inc.
One Canal Park
Cambridge, MA 02142

Gentlemen and Ladies:

  We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Dataware Technologies, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to up to 1,085,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), proposed to be sold by certain stockholders of the Company (the "Selling Stockholders"). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

  We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors in connection with the authorization, issuance and sale of the Shares (the "Resolutions"). We have examined such other documents as we consider necessary to render this opinion.

  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold pursuant to the Registration Statement, will be validly issued, fully paid and non-assessable.

  We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus filed as part thereof.

                                   Very truly yours,



                                   /s/ Palmer & Dodge LLP
                                   Palmer & Dodge LLP